Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ABB Ltd pertaining to the Baldor Electric Company 2006 Equity Incentive Plan and the Baldor Electric Company 1994 Incentive Stock Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements of ABB Ltd and the effectiveness of internal control over financial reporting of ABB Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Zurich, Switzerland

January 24, 2011